Exhibit 10.32

Technology co-operation Agreement

This Technology co-operation Agreement made this 23 of August and supercedes all previous agreements.
Of the First Part
Between

ECO-TEK GROUP INC.,(formerly Cliktech) having an address at 65 Woodstream Bkvd., #15, Woodbridge, Ontario, hereinafter referred to as “ECO-TEK”

And

Dr. Sabatino Nacson, A Senior research Chemist, having an address at 93 Crown Heights Crescent, Toronto, Ontario, L4J 5T1, hereinafter referred to as “Dr.Nacson”.
Of the Second Part

Whereas ECO-TEK GROUP INC. is a company, a manufacturer, marketing and service with international capabilities as well as technical expertise for sales, distribution of various automotive products and services.

Whereas Dr.Nacson, a consultant Chemist with 25 years experience in development and inventor of chemical formulations, processes, new products, instrumentation, patent preparation, scientific publications and teaching professorship (   0  years of which are directly related to automotive applications).

NOW THEREFORE this Agreement witnesses that the parties agree as follows subject to the terms and conditions herein:

1.
To collaborate on the development of various products used in the automotive industry, like fuel injector formulation, fuel treatment, diesel fuel enhancement, lubricating oils, penetrating lubricant formulation and others.

2.
.Dr.Nacson, with the assistance of ECO-TEK GROUP INC., developed a fuel treatment product for cars and trucks that is being tested by Eco-Tek in collaboration with their customers and trusted clients. Several prototype bottles were submitted to Eco-Tek(Cliktech) and 20 liters drum with mixed formulation to fill up 145 Eco-Tek(Cliktech) bottles for direct sale to customers. The prototype bottles and 20 liters finished formulation for filling up Clik labeled bottles were submitted and accepted during the month of Nov and Dec 2005.

3.
Dr.Nacson, with the assistance of Eco-Tek,(formerly Cliktech) developed a new penetrating lubricant oil formulation for removal of rust, lubricating of metal parts and increase surface protection against wear and tear. Prototype units were submitted to Clik Tech for testing and evaluation. Preliminary testing showed that it was superior to present commercial product(s) of similar functionality. Prototype formulation was submitted in early November 2005.

4.
Dr.Nacson, with the assistance of Clik Tech Corp, developed a diesel fuel improvement formula and prototype bottles were submitted to Clik Tech. for testing and evaluation. Prototype sample was submitted to Clik Tech during the month of November 2005.

5.	Other products that are under research and development: engine flush.

6.
Dr.Nacson will continue to provide consulting services to Eco-Tek(Cliktech) in the area of technical investigation of competitive products, performance and evaluation of automotive products of interest to Eco-Tek(Cliktech) and assisting in patent writing to protect new products and technology developed for Eco-Tek(Cliktech) in the automotive market.

7.	Clik Tech Corp. to compensate Dr.Nacson the following:

$100.00(CDN) per hour for development of product to a maximum of $5,000.00(CDN) per product upon release and acceptance of formula to Eco-Tek(Cliktech).

1% of total sales of new products sold which were completely developed by Dr. Nacson alone.

8.	Shares will be awarded to Dr. Nacson annually as determined by the board of directors which will be based on marketability and performance of the products developed.

9.
The products, which are the subject of this Agreement are those which are being deployed in the automotive industry. Products such as fuel treatment fluid, diesel fuel enhancement or improvement performance fluid, and penetrating lubricant fluid.

10.	Dr.Nacson agrees not to develop end user products in the automotive market, which compete directly or indirectly to distributors, agents or prospective customers of Eco-Tek(Cliktech)

11.
Eco-Tek(Cliktech) will have the exclusive rights to market and sell products developed by Dr.Nacson in the automotive market. All products and formulae will be provided to Eco-Tek Group Inc.(Cliktech) and remain the sole property of Eco-Tek Group Inc.

12.
Eco-Tek will test and assess such prototypes which meet automotive standards after receipt from Dr.Nacson. Both parties agree to review the results of the performance of the prototype formulation and make appropriate changes, modifications or alteration to achieve market goals and automotive specifications. If there is no reply in 180 days, than Dr.Nacson is free to deal with the product as seen fit. If Eco-Tek(Cliktech) agrees to accept the new product, they will proceed as quickly as is practical in producing and marketing it.

13.
Dr.Nacson will provide Eco-Tek(Cliktech) with appropriate documentation and disclosure of the chemical formulation, process and manufacturing procedure(s) for relatively large-scale volumes within 30 days of agreement to accept the product for production and marketing. This will include disclosure of chemical formulae, description of process of fabrication, mixing and packaging. Safety data sheets on ingredients will also be provided as well as chemical suppliers and costs. Dr. Nacson agrees to accept full liability for damage resulting from developed product provided product was used as recommended.

14.	Eco-Tek(Cliktech) will manufacture, package and market products developed by Dr.Nacson and accepted by Eco-Tek at its sole discretion.

15.
Dr.Nacson,together with the release of the formulae to Eco-Tek(Cliktech),does also transfer and  assign the proprietory rights of all formulae indefinitely, whether or not such formulae are utilized for their designed purpose or otherwise.

16.	Duration of Agreement

This Agreement shall be valid for a period of seven (7) years from the date hereof, unless terminated earlier by mutual agreement of the parties. After seven years this Agreement may be terminated by either party, with or without cause, upon giving ninety (90) days written notice to the other party. The maximum time of this agreement is fourteen (14) years. In the event of any termination, the shares will be retained by Dr.Nacson.

16. Assignment

This Agreement may not be assigned by one party without the written agreement of the other party, except in the assignment or sale of the entire business. Notwithstanding anything to the contrary herein, the parties may assign this Agreement to an affiliate without the consent of the other party. For purposes of this Agreement, the term “affiliate” shall mean any corporation controlling, controlled by or under common control with, such party.
This Agreement would then be binding upon any such successor or assign.

17. Jurisdiction

This Agreement is to be governed by the law of the Province of Ontario. Any claim or disagreement arising out of or relating to this Agreement shall be settled by binding arbitration in accordance with the Rule of Conciliation and Arbitration f the International Chamber or Commerce. The arbitrator shall have no power to add to, subtract from, or modify the terms and conditions of this agreement, not to award punitive damages.
Such Arbitration shall be conducted in Toronto, Ontario, Canada.

18. Relationship

Except as otherwise specifically provided herein, this Agreement shall not create an employer-employee relationship between the parties nor a joint venture nor a partnership relationship. The parties shall have no right to act for or to bind each other in any way or to sign agreements or other commitments in each other’s names or to represent that the one is responsible for the acts of omission of the other.

19. Notices

Any notice under this Agreement shall be deemed to have been sufficiently given when addressed by registered mail, postage prepaid, return receipt requested to Eco-Tek of indicated address or to Dr.Nacson of indicated address. Either party may give to other written notice of change of address, in which event any notice shall thereafter be given to such party, as above provided, at such changed address. The date of mailing shall be deemed to be the date of which such notice was given.

20. Obligation of Good Faith

This Agreement is entered into to establish a long-term, mutually beneficial, business relationship. According, the partiers agree to deal with each other in good faith in all matters. The parties recognize that disputes may arise out of the performance of their obligations hereunder or under other contracts or understandings ancillary to this Agreement. The parties agree to seek fair and reasonable solutions to any such disputes so that their business relationship can continue.

21. Execution

21.1 This Agreement supersedes and takes the place of all prior agreements entered into by the parties hereto and all prior agreements are hereby revoked.

21.2 It is agreed that this document embodies the entire Agreement of the parties hereto with regard to the matters dealt with herein, and that no understanding or agreements, verbal or otherwise exist between the parties except as herein expressly set out.

21.3 IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their duly authorized and empowered officers and representatives on their behalf.

        Per: /s/ Ronald Kopman
_________________
President, ECO-TEK GROUP INC

Date: August 23, 2012

        Per: /s/ Sabatino Nacson
_________________

Date: August 23, 2012